UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2008

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 21, 2008, ICF International, Inc. (the “Company” or “ICF”), ICF Consulting Group, Inc. (“ICF Consulting”), and various other subsidiaries of the Company, as co-borrowers (collectively, the “Borrowers”), entered into a Second Amended and Restated Business Loan and Security Agreement with a group of lenders for which Citizens Bank of Pennsylvania (“Citizens Bank”), acted as Administrative Agent, and RBS Securities Corporation (d/b/a RBS Greenwich Capital), acted as the sole and exclusive lead arranger and sole and exclusive book running manager (the “Loan Agreement”). The Loan Agreement governs our senior credit facility and it amends and restates the previous credit agreement entered into October 5, 2005, as amended.

The Loan Agreement increased the aggregate commitment under the facility from $125 million to $275 million. Under the terms of the Loan Agreement, we are entitled to request an increase in the size of the credit facility from $275 million to $350 million.

Amounts advanced in connection with such loans will bear interest either on a base rate basis or LIBOR basis, at the option of the Borrowers. The “base rate” as defined in the Loan Agreement is the higher of (i) the Federal Funds Rate, plus one-half of one percent (0.50%) or (ii) Prime Rate, as established and announced from time to time by Citizens Bank, whereas “LIBOR basis” as defined in the Loan Agreement is the LIBOR rate, two London banking days prior to the beginning of the interest period. Advances made under either basis must be in minimum and incremental amounts of $100,000.

The credit facility matures on February 20, 2013, at which time all outstanding borrowings must be repaid and all outstanding letters of credit must have been terminated or cash collateralized.

The credit facility provides for the payment of specified fees and expenses, including an upfront fee, commitment fee and letter of credit fees, and contains certain loan covenants, including, among others, financial covenants providing for a fixed charge coverage ratio and leverage ratio. The collateral security for any loans under the line of credit are all of the assets of the Borrowers, including without limitation, its receivables, inventory, leases, stock ownership interests and other collateral.

The loan may be used by the Company for the following purposes: (i) to refinance certain existing indebtedness of the Company; (ii) to finance any Permitted Acquisition (as defined in the Loan Agreement); and (iii) for working capital, letters of credit and general corporate needs. Under the terms of the Loan Agreement, an event of default may occur upon, among other things: (i) nonpayment of principal, interest or other amount due; (ii) the Company’s failure to comply with certain terms of the Loan Agreement; (iii) the occurrence of bankruptcy or insolvency events with respect to the Company; (iv) failure of the Company to pay any judgment or other borrowed money amount in excess of $1 million; or (v) the occurrence of a levy, attachment or enforcement proceeding involving amounts in excess of $250,000. The occurrence of a default could result in the acceleration of the Borrowers’ obligations under the Loan Agreement.

The description of the Loan Agreement is qualified in its entirety by the full text of the Loan Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the description of Item 1.01 above, which is incorporated herein by reference.

Item 8.01	Other Events

On February 21, 2008, the Company issued a press release announcing the execution of the Loan Agreement. A copy of the release is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amended and Restated Business Loan and Security Agreement, dated February 21, 2008

99.1	Press Release Dated February 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: February 25, 2008	By:	/s/ Judith Kassel
Judith Kassel
General Counsel and Secretary